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                                                                  EXHIBIT 10.10

Stuart D. Edwards
President & CEO
Chief Technical Officer
Chairman of the Board

                              October 20, 1998

John Schulte
6 Kenilworth Road
Wellesley, MA 02482
(781) 237-5358

Dear John,

On behalf of Somnus Medical Technologies, Inc. (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer of the Company, reporting to the Chairman of the Board of Directors and Chief Technical Officer. The purpose of this letter is to set forth the terms of this offer.

We are offering you the following:

     1. Your position will be as a regular full-time employee beginning on a mutually agreeable date. Your position is classified as exempt. You will be a regular full-time employee entitled to vacation and sick leave, paid holidays and benefits, pursuant to "Company" policies and procedures.

     2. Your bi-weekly salary will be $9615.38. This equates to a monthly salary of $20,833.33. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be entitled to accrue 3 weeks vacation and 10 days of sick per year, which may be taken or accrued pursuant to our policy. You will also receive a car allowance of $500.00 per month and a competitive relocation package. The relocation compensation (for you and your family) will be calculated and paid according to reasonable geographical costs customarily associated with such relocations. This includes a temporary housing allowance for a period that is customary and reasonable. In addition, you will participate in the current executive bonus program (see attached). As agreed this date (October 19, 1998), your bonus range as CEO will be based on the plan parameters (minimums and maximums) of 40% to 60% of bonus target level.

     3. Somnus has major medical, vision and dental insurance, as well as life insurance for all regular full-time employees. The details of this program will be available upon first day orientation with Personnel. These benefits as well as all other Company compensation and benefits programs are subject to change from time to time as deemed appropriate and necessary by the Company.
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     4.  Subject to grant by the Board of Directors, upon joining the Company as an employee, you will receive an option to purchase 500,000 shares of Common Stock at the Company's current fair market value on the date of grant. Additionally, for every one cent ($0.01) by which your exercise price exceeds $2.50, your stock option shall be increased by an additional four hundred (400) shares of Common Stock, up to a maximum of 100,000 additional shares. 12/48 of the shares shall vest twelve full calendar months following the date of grant and 1/48 of such shares shall vest at the end of each full calendar month thereafter until all such shares are exercisable, based upon your continued relationship with the Company (so that if you remain in our employ, at the end of four years your option would be fully vested).

     5. You will be required to sign a confidentiality and assignment of proprietary inventions contract. Further, by accepting this offer, you agree that you will not bring with you to "Company", or use in any way during your employment at "Company", any confidential information, trade secrets, or proprietary materials or processes of any former employer, company or individual for whom you have performed services. You further confirm that by accepting this offer you will not breach any contract or agreement to which you are a party.

     6. All employment at "Company" is at-will as provided by California law. This means that the employment relationship may be terminated by either party at any time with or without notice or cause.

     7. You will agree to follow the Company's strict policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocation to other employees, either directly or indirectly.

     8. In compliance with the Federal Immigration Reform and Control Act, you must present to "Company", the required documents on your first day of employment. You will also be asked to verify and attest, on a form provided by the US Department of Justice, that you are authorized to work in the United States. It is extremely important that you comply with these requirements. If you fail to comply, we will not be able to allow you to work and our offer of employment may be withdrawn.

     9. In the event the Company is acquired and such acquisition leads to the elimination of your position or the transfer of the position to a location outside of the Bay Area, "Company" will extend to you a twelve
         (12) month severance package consisting of your base salary plus any bonuses for which you may have been eligible, and the reimbursement of Cobra premiums for twelve (12) months provided you elect Cobra coverage. In addition, the shares of stock referenced in item #4 of this letter shall vest immediately upon said event.

    10. In the event that you are terminated without cause within a two-year period of your start date, the "Company" will extend to you a twelve
         (12) month severance package consisting of your base salary plus any bonuses for which you would have been eligible, and the reimbursement of Cobra premiums for twelve (12) months provided

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         you elect Cobra coverage. In addition, the shares of stock referenced in item #4 of this letter shall vest immediately upon said event.

Acceptance of this offer may be acknowledged by signing below and returning this document to me. This offer expires October 30, 1998, at 12:00 noon if not accepted. Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together.

Sincerely,

/s/ Stuart D. Edwards

Stuart D. Edwards
President & CEO

SDE/

Signature  /s/ John Schulte

           John Schulte

Date:  11/2/98


Start Date:  1/1/99 full time, part time effective immediately

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